Exhibit 99.5

BLOCK, INC.

2025 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

Capitalized terms that are not defined in this Notice of Stock Option Grant and Stock Option Agreement (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Block, Inc. 2025 Equity Incentive Plan (the “Plan”).

The Participant has been granted an Option according to the terms below and subject to the terms and conditions of the Plan and this Agreement:

Employee ID	%%EMPLOYEE_IDENTIFIER%-%

Participant Name	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Grant Number	%%OPTION_NUMBER%-%

Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%

Vesting Commencement Date	%%VEST_BASE_DATE,’Month DD, YYYY’%-%

Number of Shares Granted	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Exercise Price Per Share	%%OPTION_PRICE,’$999,999,999.99’%-%

Total Exercise Price	%%TOTAL_OPTION_PRICE,’$999,999,999.99’%-%

Type of Option	%%OPTION_TYPE%-%

Expiration Date	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%

Vesting Schedule:

Unless the vesting is accelerated, Shares subject to this Option will vest and be exercisable according to the schedule provided in Schedule A. All vesting will be rounded in accordance with Section 16(m) of the Plan.

If the Participant ceases to be a Service Provider for any or no reason before Participant fully vests in this Option, the unvested portion of this Option will terminate according to the terms of Section 4 of this Agreement.

Notwithstanding the foregoing, the vesting of the Option will be subject to the Company’s Stock Award Vesting and ESPP Participation During Company-Approved Leave of Absence Policy (as may be amended from time to time), as well as the terms of any other written agreement between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of this Option.

Exercise of Option:

(a)

If the Participant dies or their status as a Service Provider is terminated due to their Disability, the vested portion of this Option will remain exercisable for 12 months after the Termination of Status Date.

(b)

If the Participant’s status as a Service Provider is terminated by an Employer for Cause, the vested portion of the Option will remain exercisable until the Termination of Status Date. As used herein, “Cause” means the occurrence of any of the following: (i) the Participant’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) the Participant’s intentional misconduct; (iii) the Participant’s material failure to perform the Participant’s employment duties; (iv) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of any Employer or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Employers; (v) an act of material fraud or dishonesty against any Employer; (vi) the Participant’s material violation of any policy of any Employer or material breach of any written agreement with any Employer; or (vii) the Participant’s failure to cooperate with the Company in any investigation or formal proceeding. No Employer will terminate an Participant’s employment for Cause without first providing the Participant with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (ii), (iii), (vi), and (vii), a reasonable cure period of not less than 10 business days following such notice to the extent such events are curable (as determined by the Company).

(c)

For any termination of status as a Service Provider other than as set forth in subsection (a) and (b) above, the vested portion of this Option will remain exercisable for 3 months after the Termination of Status Date.

(d)	If there is a Change in Control, this Option will be governed by Section 13 of the Plan.

(e)

This Option will not be exercisable after the Expiration Date, unless Section 4(k) of the Plan (which tolls expiration in very limited cases when there are legal restrictions on exercise) permits later exercise.

The Participant’s signature below indicates that:

(i)	Participant agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)

Participant understands that the Company, Parent, any Subsidiary or their respective agents or Affiliates are not providing any tax, legal, or financial advice and are not making any recommendations regarding their participation in the Plan or their acquisition, ownership or sale of Shares.

(iii)

Participant has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. The Participant will consult with their own personal tax, legal, and financial advisors before taking any action related to the Plan.

(iv)	Participant has read and agrees to each provision of this Agreement, including without limitation, Section 11.

(v)	The Participant will notify the Company of any change to the contact address below.

If Participant does not provide a signature below, the electronic equivalent of consent pursuant to Exhibit A, Section 11(e) of the Agreement, or reject the Option in written notice to the Company of rejection of the Option by the first date on which Shares subject to the Option are scheduled to vest, the Option shall be deemed accepted in accordance with sections (i)-(v), above as of the first date on which Shares subject to the Option vest and, the Participant will be agreeing to be subject to all the terms and conditions of this Agreement.

PARTICIPANT

Signature

Address	%%ADDRESS_LINE_1%-%

%%ADDRESS_LINE_2%-%

%%CITY%-% %%STATE%-% %%ZIPCODE%-%

%%COUNTRY%-%

SCHEDULE A

VESTING SCHEDULE

Vesting Date	Number of Shares Subject to the Option

%%VEST_DATE_PERIOD1,‘Month DD, YYYY’%-%	%%SHARES_PERIOD1,‘999,999,999’%-%

%%VEST_DATE_PERIOD2,‘Month DD, YYYY’%-%	%%SHARES_PERIOD2,‘999,999,999’%-%

%%VEST_DATE_PERIOD3,‘Month DD, YYYY’%-%	%%SHARES_PERIOD3,‘999,999,999’%-%

%%VEST_DATE_PERIOD4,‘Month DD, YYYY’%-%	%%SHARES_PERIOD4,‘999,999,999’%-%

%%VEST_DATE_PERIOD5,‘Month DD, YYYY’%-%	%%SHARES_PERIOD5,‘999,999,999’%-%

%%VEST_DATE_PERIOD6,‘Month DD, YYYY’%-%	%%SHARES_PERIOD6,‘999,999,999’%-%

%%VEST_DATE_PERIOD7,‘Month DD, YYYY’%-%	%%SHARES_PERIOD7,‘999,999,999’%-%

%%VEST_DATE_PERIOD8,‘Month DD, YYYY’%-%	%%SHARES_PERIOD8,‘999,999,999’%-%

%%VEST_DATE_PERIOD9,‘Month DD, YYYY’%-%	%%SHARES_PERIOD9,‘999,999,999’%-%

%%VEST_DATE_PERIOD10,‘Month DD, YYYY’%-%	%%SHARES_PERIOD10,‘999,999,999’%-%

%%VEST_DATE_PERIOD11,‘Month DD, YYYY’%-%	%%SHARES_PERIOD11,‘999,999,999’%-%

%%VEST_DATE_PERIOD12,‘Month DD, YYYY’%-%	%%SHARES_PERIOD12,‘999,999,999’%-%

%%VEST_DATE_PERIOD13,‘Month DD, YYYY’%-%	%%SHARES_PERIOD13,‘999,999,999’%-%

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant. The Company grants the Participant an Option to purchase Shares of Common Stock as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing this Option, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing this Option.

If the Notice of Grant designates this Option as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Code Section 422. Even if this Option is designated an ISO, to the extent it first becomes exercisable as to more than $100,000 in any calendar year, the portion in excess of $100,000 is not an ISO under Code Section 422(d) and that portion will be a Nonstatutory Stock Option (“NSO”). For US tax purposes, to the extent applicable, if the Participant resides outside of the United States, this Option is intended to be a NSO and shall not be treated as an ISO. In addition, if the Participant exercises the Option after 3 months have passed since Participant ceased to be an employee of the Company or a Parent or Subsidiary of the Company, it will no longer be an ISO. If there is any other reason this Option (or a portion of it) will not qualify as an ISO, to the extent of such nonqualification, the Option will be an NSO. The Participant understands that Participant will have no recourse against the Administrator, any member of the Company Group, or any officer or director of a member of the Company Group if all or any portion of this Option is not an ISO whether upon grant or otherwise.

2. Vesting. This Option will only be exercisable (also referred to as vested) in accordance with the Vesting Schedule in the Notice of Grant, Section 3 of this Agreement, or Section 13 of the Plan. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked in accordance with the Company’s Stock Award Vesting and ESPP Participation during Company-approved Leave of Absence Policy (as may be amended from time to time).

3. Administrator Discretion. The Administrator may accelerate the vesting of any portion of this Option. In that case, this Option will be vested as of the date and to the extent specified by the Administrator.

4. Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, this Option will immediately stop vesting, and any portion of this Option that has not yet vested will be immediately forfeited for no consideration, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

5. Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of their estate or, if the Administrator permits, their designated beneficiary. Any such transferee must furnish the Company with (a) written notice of their status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

6. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only before its Expiration Date and only under the Plan and this Agreement.

(b) Method of Exercise. To exercise this Option, the Participant must deliver and the Administrator (or a party designated by the Administrator) must receive an exercise notice according to procedures determined by the Administrator. The exercise notice must:

(i) state the number of Shares as to which this Option is being exercised (“Exercised Shares”),

(ii) make any representations or agreements required by the Company,

(iii) be accompanied by a payment of the total exercise price for all Exercised Shares,

(iv) be accompanied by a payment of all required Tax-Related Items (defined in Section 8(a) of this Agreement) for all Exercised Shares, and

(v) be accompanied by a statement that the Participant is in compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if requested by the Administrator.

The Option is exercised when both the exercise notice and payments due under Sections 6(b)(iii) and 6(b)(iv) have been received by the Company for all Exercised Shares. The Administrator may designate a particular exercise notice to be used.

7. Method of Payment. The Participant may pay the exercise price for Exercised Shares by any of the following methods or a combination of methods in US Dollar (as applicable):

(a) cash;

(b) check;

(c) wire transfer;

(d) consideration received by the Company under a formal cashless exercise program adopted by the Company; or

(e) surrender of other Shares, as long as the Company determines that accepting such Shares does not result in any adverse accounting consequences to the Company. If Shares are surrendered, the value of those Shares will be the Fair Market Value for those Shares on the date they are surrendered.

A non-U.S. resident’s methods of exercise may be restricted by the terms and conditions of any appendix to this Agreement for the Participant’s country (the “Appendix”).

8. Tax Obligations.

(a) Tax Withholding.

(i) No Shares will be issued to the Participant until Participant makes satisfactory arrangements (as determined by the Administrator) for the payment of any United States, state, local or non-United States income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to their participation in the Plan and legally applicable to him or her that the Administrator determines must be withheld (collectively, “Tax-Related Items”), including those that result from the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired under this Option or the receipt of any dividends or other distributions (if any). If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be modified by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement at the time of an attempted Option exercise or as of the time any Tax-Related Items related to the Option are otherwise due, as determined by the Company in its discretion (the “Tax Withholding Date”), the Company may refuse to honor the exercise and refuse to deliver the Shares.

(ii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon the exercise of this Option arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.

(iii) Notwithstanding the foregoing, the Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant.

(iv) The Participant authorizes the Company and/or any member(s) of the Company Group for whom Participant is performing services (each, an “Employer”) to withhold any Tax-Related Items legally payable by the Participant from their wages or other cash compensation paid to the Participant by the Company and/or the Employer(s) or from proceeds of the sale of Shares.

(v) Further, if the Participant is subject to taxation in more than one jurisdiction, the Company and/or the Employer(s) or former Employer(s) may withhold or account for tax in greater than one jurisdiction.

(vi) The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from the local tax authorities to the extent the Participant wishes to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(vii) Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains their responsibility and that such Tax-Related Items and other tax liabilities of the Participant relating to the Options, the Plan or this Agreement may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company, the Employer(s) and their respective agents and Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate their liability for Tax-Related Items or achieve any particular tax result.

(b) Tax Reporting. This Section 8(b) applies if the Participant is a U.S. taxpayer. If this Option is partially or wholly an ISO, and if the Participant sells or otherwise disposes of any the Shares acquired by exercising the ISO portion on or before the later of (i) the date 2 years after the Grant Date, or (ii) the date 1 year after the date of exercise, Participant may be subject to withholding of Tax-Related Items by the Company on the compensation income recognized by Participant and must immediately notify the Company in writing of the disposition.

9. Forfeiture or Clawback. The Participant hereby acknowledges and agrees that the Participant’s incentive-based compensation (as such term is defined under the Company’s Financial Restatement Clawback Policy (the “Clawback Policy”) ), including, as applicable, this Option (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares resulting from the exercise) will be subject to the Clawback Policy (as may be amended from time to time) and any other compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of Applicable Laws, including without limitation, Rule 10D-1 of the Securities Exchange Act of 1034 and any related stock exchange listing rules or other requirement to implement such rule. Accordingly, the Participant hereby acknowledges and agrees that the Option, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of the Clawback Policy or such other applicable clawback or recoupment arrangements or policies. If the Participant is a director or employee of Square Financial Services, Inc. (the “Bank”), the Participant may also be required to forfeit any then-unvested portion of the Option if the Bank fails to meet the capital levels required to be considered well capitalized under section 324.403(b) of the Federal Deposit Insurance Corporation Rules and Regulations, 12 C.F.R. § 324.403(b) for a period of one calendar month or more at any time while Participant is a director or employee of the Bank.

10. Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

11. Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting this Option or otherwise deemed acceptance of this Option indicates that:

(a) PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS CONDITIONED ON THE PARTICIPANT CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, GRANTED THIS OPTION, AND EXERCISING THE OPTION WILL NOT RESULT IN VESTING.

(b) PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND DOES NOT INTERFERE IN ANY WAY WITH THEIR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE THEIR RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c) The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that Participant is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d) The Participant understands that exercise of this Option is governed strictly by Sections 6, 7, and 8 of this Agreement and that failure to comply with those Sections could result in the expiration of this Option, even if an attempt was made to exercise.

(e) The Participant agrees that the Company’s delivery of any documents related to the Plan or this Option (including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders) to Participant may be made by electronic delivery, which may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that Participant may receive from the Company a paper copy of any documents that were delivered electronically at no cost to Participant by contacting the Company by telephone or in writing. The Participant may revoke their consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant also voluntarily agrees to participate in the Plan, including providing consent to the terms and conditions of the Plan and this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and such participation shall have the same force and effect as hardcopy signature. Finally, the Participant understands that Participant is not required to consent to electronic delivery of documents.

(f) The Participant may deliver any documents related to the Plan or this Option to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but Participant must provide the Company or any designated third party administrator with a paper copy of any documents if their attempted electronic delivery of such documents fails.

(g) The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(h) The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(i) The Participant agrees that the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.

(j) The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.

(k) The Participant agrees that Participant is voluntarily participating in the Plan.

(l) The Participant agrees that this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(m) The Participant agrees that this Option, any Shares acquired under the Plan, and their income and value of same are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

(n) The Participant agrees that the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty.

(o) The Participant understands that if the underlying Shares do not increase in value, this Option will have no intrinsic monetary value.

(p) The Participant understands that if this Option is exercised, the value of each Share received on exercise may increase or decrease in value, even below the Exercise Price per Share.

(q) The Participant agrees that, for purposes of this Option, their engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.

(r) The Participant agrees that any right to vest in this Option terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that Participant is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or by their service agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(s) The Participant agrees that the period during which the Participant may exercise the vested portion of this Option after a termination of their status as a Service Provider (if any) will start as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.

(t) The Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option (including whether Participant is still considered to be providing services while on a leave of absence).

(u) The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to Participant from the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

(v) The Participant has read and, if applicable, agrees to the Data Privacy Provisions of Section 12 of this Agreement and the Block Employee Privacy Notice set forth at go/employee privacy (the “Privacy Notice”), and agrees to be bound by the Privacy Notice as it may be updated from time to time.

(w) The Participant agrees that Participant has no claim or entitlement to compensation or damages from any forfeiture of this Option resulting from the termination of their status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), and in consideration of the grant of this Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives their ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes their irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12. Data Privacy.

The following provisions shall apply only to the Participant if they reside outside the US, the EU or EEA, the UK, Switzerland:

(a) The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of their personal data including, but not limited to, their name, home address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, employment location, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in their favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”) as described in this Agreement (including the Privacy Notice, if applicable, as it may be amended from time to time) and any other Award materials by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the purpose of implementing, administering, and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not choose to participate in the Plan, their employment status or service with the Company Group will not be adversely affected.

(b) The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan and for purposes as set forth in the Privacy Notice, if applicable, as it may be updated from time to time. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than their country. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to process the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.

(c) The Participant understands that Data will be held only as long as is necessary to implement, administer and manage their participation in the Plan. Further, the Participant understands that Participant is providing these consents on a purely voluntary basis. If the Participant does not consent or if Participant later seeks to revoke their consent, their engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing their consent is that the Company will not be able to grant Participant awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing their consent may affect their ability to participate in the Plan (including the right to retain this Option). The Participant understands that the Participant may contact their local human resources representative for more information on the consequences of their refusal to consent or withdrawal of consent.

(d) The Participant’s Rights in Respect of Data. In certain jurisdictions outside of the United States and to the extent required by Applicable Laws, the Participant may request a list with the names and addresses of any potential recipients of the Data and may request access to Data, request additional information about the processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Option, in any case without cost, by contacting in writing their local human resources representative.

The following provisions shall apply only to the Participant if they reside in the EU or EEA, the UK, Switzerland, or where EU Privacy laws are otherwise applicable:

(a) Data Collected and Purposes of Collection. The Participant understands that the Company, as well as the Employer, acting as controller, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the Options (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number, passport or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all granted, canceled, exercised or outstanding in Participant’s favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from the Participant, the employing Subsidiary, and from the Company, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement and the Privacy Notice, if applicable, as it may be updated from time to time. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to the Agreement to perform their respective obligations thereunder and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not provide Data, Participant will not be able to participate in the Plan and become a party to the Agreement.

(b) Transfers and Retention of Data. The Participant understands that the employing Subsidiary will transfer Data to the Company for purposes of plan administration. The Company and the employing Subsidiary may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of the Agreement. The Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to standard contractual clauses for transfers of Participant’s personal data to third parties located in a country that does not benefit from an adequacy decision, or another means to ensure that adequate safeguards are applied to Participant’s personal data, such as EU-U.S. Data Privacy Framework or standard contractual clauses approved by the European Commission. A copy of the documents used to protect the Participant’s personal data when it is transferred outside countries that benefit from an adequacy decision may be obtained via email at privacy-eu@squareup.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.

(c) The Participant’s Rights in Respect of Data. The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to the Participant’s Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have their Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant is entitled to (i) restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to the Agreement or generated by the Participant, in a common machine-readable format. To exercise the Participant’s rights, the Participant may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as Participant has the right to lodge a complaint. The data protection officer may be contacted via email at privacy-eu@squareup.com.

13. Miscellaneous

(a) Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Block, Inc., 1955 Broadway, Suite 600, Oakland, CA 94612 until the Company designates another address in writing.

(b) Non-Transferability of Option. This Option may not be transferred other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant only by Participant or their representative following a Disability.

(c) Binding Agreement. If this Option is transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d) Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or their estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

(e) Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f) Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g) Non-U.S. Appendix. This Option is subject to any special terms and conditions set forth in any Appendix. If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(h) Choice of Law; Choice of Forum. The Plan, this Agreement, this Option, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of this Option is their consent to the jurisdiction of the State of Delaware and their agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where Participant is performing services.

(i) Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option, or to comply with other Applicable Laws

(j) Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by Participant.

(k) No Advice Regarding Grant. The Company and its Affiliates and agents are not providing any tax, legal or financial advice, nor are they making any recommendations regarding the Participant’s participation in the Plan, or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(l) Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, and, accordingly, understands the provisions of this Agreement and the Plan. If the Participant has received this Agreement, or any other document related to the Options and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(m) Asset, Exchange Control and Tax Reporting. There may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations, and is advised to speak to a personal advisor on this matter.

(n) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(o) Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any of its Parents or Subsidiaries will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with their own personal legal advisers to ensure compliance with local laws.

14. HSR. To the extent necessary to comply with the filing requirements under HSR, Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares acquired upon the exercise of the Option covered by this Agreement.

EXHIBIT B

APPENDIX TO STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern this Option granted to the Participant under the Plan if the Participant works or resides in one of the countries listed below.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of April 2025. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. The Company is not providing the Participant with any tax, legal, or financial advice and is not making any recommendations regarding the Participant’s acquisition or sale of shares of Common Stock acquired under the Plan. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in their country may apply to their situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to Participant, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

AUSTRALIA

Terms and Conditions

Exchange Control. The Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the inflow of funds from the vesting of the Options or subsequent sale of the Shares and any dividends (if any) and that the Participant shall be responsible for any reporting of inbound international fund transfers required under applicable laws. The Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Participant’s specific situation.

Offer of Option. The Board, in its absolute discretion, may make a written offer to an eligible person who is an Australian resident it chooses to accept this Option.

The offer will specify the maximum number of Shares the Participant may accept under this Option, the Grant Date, Exercise Price Per Share, the Expiration Date, the vesting conditions (if any), any applicable holding period and any disposal restrictions attaching this Option or the resulting Shares (all of which may be set by the Board in its absolute discretion). Details of the current market price of Shares of the Company in USD are available on the New York Stock Exchange website www.nyse.com. The current market price of Shares in the Company in AUD will be made available by the Company to the Participant on request.

The offer is intended to receive tax-deferred treatment under Subdivision 83A-C of the Income Tax Assessment Act 1997(Cth). The conditions to receive such treatment are contained in this Agreement.

The offer will be accompanied by an acceptance form and a copy of the Plan and this Agreement or, alternatively, details on how the Participant may obtain a copy of the Plan and this Agreement.

Grant of Option. If the Participant validly accepts the Board’s offer of Options, the Board must grant the Participant the Options for the number of Shares for which the Options were accepted. However, the Board must not do so if the Participant has ceased to be an eligible person at the date when the Options are to be granted or the Company is otherwise prohibited from doing so under the Corporations Act 2001(Cth) without a disclosure document, product disclosure statement or similar document.

The Company must provide a copy of this Agreement in respect of the Options granted to the Participant to be executed by the Participant as soon as practicable after the Grant Date.

Notifications

Application Period. You may accept this offer of Options by providing affirmative consent to the Agreement before the first vesting date of the Options.

Date of Grant. Notwithstanding anything else in the Notice of Grant, the Company will only accept and deem affirmative consent to this Agreement after the 14th day following your receipt of this Agreement, and the Plan, and Options will only be granted to you after the Company receives affirmative consent to the Agreement from you.

Plan. A copy of the Plan that governs this offer of Options is attached to the Agreement.

Nature of Plan and Offer. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).

This offer of Options is made under Division 1A (Employee Share Schemes) of Part 7.12 of the Corporations Act 2001 (Cth). Additional details are set forth in the Offer Letter—Block, Inc. 2025 Equity Incentive Plan, which is being provided to the Participant along with this Agreement.

Securities Law Information. The offering and resale of the Shares acquired under the Plan to a person or entity resident in Australia may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Employment Notice. There are risks involved in acquiring and holding Options and any Shares the Participant receives if the Participant’s Options are exercised, including:

•

there is no guarantee that any Shares in the Company will grow in value – they may decline in value. Stock markets are subject to fluctuations and the Company’s Share price can rise and fall, depending on the Company’s performance and other internal and external factors;

•	the Board may decide not to pay dividends, or change the level of dividends from time to time; and

•	there are tax implications involved in acquiring and holding Options and Shares in the Company and the tax regime applying to the Participant may change.

No Advice or Recommendation. This Agreement is not intended to provide the sole or principal basis of any investment or credit decision or any other risk evaluation. The information contained in this Agreement is not a recommendation by the Company or any other person that any investor subscribes for Shares in the Company, and does not take into account a Participant’s objectives, financial situation, and needs. Each Participant must conduct their own investigations and analysis of the operations and prospects of the Company that it considers necessary or desirable, including obtaining any professional advice, and should determine for itself its interest in acquiring Shares in the Company on the basis of such independent assessment and investigation.

CANADA

Terms and Conditions

Termination of Status Date. Notwithstanding any provision of the Plan or the Agreement, the following provision shall apply to Participants employed in Canada on the date on which notification of termination (for any reason, with or without cause) or resignation from service is delivered:

For purposes of this Agreement, the Participant’s Termination of Status Date shall mean the later of (i) the date upon which the Participant ceases to perform services for the Employer following the provision of such notification of termination or resignation from service and (ii) the end of any minimum statutory period of notice of termination (if any) required by applicable employment or labour standards legislation. For clarity, unless otherwise expressly provided in this Agreement or determined by the Employer, no Options will vest under the Plan following the Participant’s Termination of Status Date, and the Termination of Status Date will not be extended by any period of deemed notice of termination under contract or at common or civil law in respect of which the Participant may receive pay in lieu of notice of termination or damages in lieu of such notice. The Participant will not be entitled to any further payments in respect of the value of any Options that have not yet vested as of the Participant’s Termination of Status Date and no Options or any pro-rated portion thereof shall be included in any entitlement to any pay in lieu of notice of termination or damages in lieu of such notice.

Data Privacy. This provision supplements Section 12 of this Agreement:

By accepting stock options granted under this plan, the Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel involved in the administration and operation of the Plan. The Participant further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and its Subsidiary to record such information and to keep such information in the Participant’s employee file while administering the plan.

The following terms and conditions apply to Service Providers resident in Quebec:

French Language Documents. A French translation of the Agreement and certain other documents related to the Option will be made available to the Participant as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of the Agreement and certain other documents will govern the Participant’s participation in the Plan.

Share Settlement of Option. Notwithstanding anything to the contrary in the Plan or this Agreement, Option granted to Canadian Participants shall only be settled in Shares and shall not be settled in cash.

Notifications

Securities Law Information. The Participant is not permitted to sell or otherwise dispose of the Shares acquired upon exercise of the Option within Canada. The Participant will be permitted to sell or dispose of shares acquired upon the exercise of an Option, provided the resale of shares takes place outside Canada. The Participant may sell Shares to the Company, provided the Company is located outside Canada, or should the Company’s shares be publicly traded, the Participant may sell shares through the facilities of a stock exchange on which the Shares are listed, provided it is outside Canada.

Foreign Asset / Account Reporting Information. If the total value of the Participant’s foreign property (including cash or shares held outside Canada) exceeds a legally designated amount at any time during the year, the Participant must report all of their foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. The Option must be reported (generally at a nil cost) if the cost threshold is exceeded by other foreign property held. Shares may be reported at their adjusted cost bases (“ACB”), which is ordinarily equal to the fair market value of the shares at the time of acquisition. However, if other shares are held, the ACB may have to be averaged with the ACB of the other shares. The Participant should consult with their personal advisor to ensure compliance with the applicable reporting requirements.

GERMANY

Notifications

Securities Disclaimer. Participation in the Plan and the grant of the Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Germany.

Exchange Control Information. If the Participant remits proceeds in excess of a legally designated amount out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de). If the Participant uses a German bank to transfer a cross-border payment in excess of a legally designated amount in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant may be required to report the acquisition or sale of securities (e.g., Shares) to the Bundesbank via email or telephone if the value of the securities exceeds a certain threshold. The Participant is responsible for complying with applicable reporting requirements and should consult with a personal legal advisor to ensure compliance.

Terms and Conditions

Prohibition on Insider Dealing. The Participant should be aware that the insider dealing rules of Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. The Participant is advised to determine carefully whether Participant has inside information in respect of the Company and whether and to what extent insider dealing rules can apply to Participant In case of uncertainty, the Company recommends that the Participant consult with a legal advisor.

Limitation of Liability. The Participant is responsible for compliance with any laws to be observed by the Participant in person in conjunction with participation in the Plan. The Company cannot be held liable if the Participant violates German law or any other applicable rules to be complied with by the Participant in conjunction with participation in the Plan including, but not limited to, insider dealing restrictions under the Market Abuse Regulation.

JAPAN

Terms and Conditions

Tax Consultation. The Participant understands that the Options are not intended to be tax-qualified or tax-preferred under current tax laws of Japan and the Participant may need to submit a certain form to the tax office and may suffer adverse tax consequences as a result of your acquisition, holding, or disposition of the Shares. The Participant represents that Participant will consult with any tax advisors that Participant deems appropriate in connection with the acquisition, holding, or disposition of the Shares and that the Participant is not relying on the Company and any Parents or Subsidiaries for any tax advice.

Notifications

Foreign Exchange. Under certain circumstances, the Participant may be required to file a report with the Ministry of Finance if the Participant intends to acquire Shares whose value exceeds a legally designated amount. The reporting, if required, is due within 20 days from the purchase of the Shares (however, if the Participant acquires such Shares through a securities company in Japan, such requirement will not be imposed). The reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

The Participant is advised to seek appropriate professional advice as to how the exchange control regulations, tax, or other laws in the Participant’s country apply to Participant’s specific situation. Laws and regulations change frequently and occasionally on a retroactive basis.

Foreign Asset/Account Reporting Information. Japanese residents holding assets outside of Japan with a total net fair market value exceeding a legally designated amount (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. The threshold for foreign asset reporting is subject to change therefore the Participant is advised to consult with a personal tax advisor to ensure that Participant is properly complying with applicable reporting requirements.

Securities Law Information. Participating in the Plan is exempt from securities registration requirements under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948), as amended (the “FIEA”). The Options and the Shares issuable upon the exercise of the Options may not be offered or sold in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. As used herein, the term “resident of Japan” means any natural person having his place of domicile or residence in Japan, or any corporation or other entity organized under the laws of Japan or having its main office in Japan.

NETHERLANDS

Notifications

Prohibition Against Insider Trading. The Participant should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has insider information regarding the Company. Below is a discussion of the applicable restrictions.

The Participant is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If the Participant is uncertain whether the insider rules apply, the Company recommends that the Participant consult with a legal advisor. The Company cannot be held liable if the Participant violates the Dutch insider trading rules. The Participant is responsible for ensuring their compliance with these rules.

Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (“MAR”), is applicable in the Netherlands. For further information, the Participant is referred to the website of the Authority for the Financial Markets (“AFM”): https://www.afm.nl/en/sector/effectenuitgevende-ondernemingen.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Agreement and participating in the Plan, the Participant acknowledges having read and understood the notification above and acknowledges that it is the Participant’s responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Law Information. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under EU Prospectus Regulation as implemented in the Netherlands.

SPAIN

Terms and Conditions

Service Conditions. This provision supplements Section 11 of this Agreement:

In accepting this Option, the Participant consents to participate in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Option under the Plan to individuals who may be Service Providers of the Company or any Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary, over and above the specific terms of the Plan. Consequently, the Participant understands that this Option is granted on the assumption and condition that this Option and any Shares acquired upon exercise of this Option are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation or any other termination indemnity) or any other right whatsoever. In addition, the Participant understands that this Option would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

This Option is a conditional right to Shares and unless specifically excepted by the Plan and/or this Agreement, any and all unvested portions of the Option will be immediately forfeited, and the Participant’s participation in the Plan will cease immediately, in the case of the Participant’s termination of status as a Service Provider. This will be the case even if (1) the Participant voluntarily resigns; (2) the Participant is dismissed for disciplinary or objective reasons, irrespective of whether the dismissal is declared or acknowledged as fair (procedente) or unfair (improcedente) or due to a collective dismissal, whether adjudged or recognized to be with or without cause; (3) the Participant’s status as a Service Provider terminates due to a change of work location, duties or any other material modification of the terms of services; (4) the Participant’s status as a Service Provider terminates due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) the Participant’s status as a Service Provider terminates for any other reason whatsoever (including, but not limited to, mutual agreement, resignation, retirement, death, permanent disability, causes included in the employment contract, expiry of the temporary contract, force majeure and under Article 10.3 of the Royal Decree Law 1382/1985). Consequently, upon termination of the Participant’s status as a Service Provider for any of the reasons set forth above, the Participant will automatically lose any rights to the unvested Option granted to Participant as of the date of the Participant’s termination of status date, as described in the Plan and this Agreement.

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Spain.

The Option does not qualify under Spanish Law as securities. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor this Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

The Participant may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares), and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Participant by the Company) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceeds a legally designated amount. Once the threshold has been surpassed in either respect, the Participant will generally be required to report all foreign accounts, foreign instruments, and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, the Participant will only be required to report on an annual basis (by March 31 of each year).

Further, when receiving foreign currency payments derived from the ownership of the shares (i.e., dividends or sale proceeds), the Participant must inform the Spanish Registered Entity receiving the payment of the basis upon which such payment is made. Should the amounts exceed a legally designated amount, the Participant will need to provide the following information to the Spanish Registered Entity: (i) their name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) any further information that may be required. Exceptions to this rule include when the Participant moves funds through a Spanish resident bank account opened abroad, or when collections and payments are carried out in cash. These exceptions, however, are subject to their own reporting requirements.

Foreign Asset/Account Reporting Information. To the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of a certain designated amount (for each type of asset) as of December 31 each year, the Participant will be required to report information on such assets through tax form 720. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than a certain designated amount. The Participant should consult their personal advisor in this regard. Further, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed certain designated amount.

SWEDEN

Terms and Conditions

Exchange Control. The Participant understands and agrees that foreign and local banks or financial institutions (including brokers) engaged in cross-border transactions generally may be required to report any payments to or from a foreign country exceeding a certain amount to The National Tax Board, which receives the information on behalf of the Swedish Central Bank (Sw.Riksbanken). This requirement may apply even if the Participant has a brokerage account with a foreign broker.

Notifications

Securities Law Information. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Sweden.

UNITED KINGDOM

Terms and Conditions

Tax Withholding. The following provisions supplement Section 8 of this Agreement.

Without limitation to Section 8, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to all such Tax-related Items, as and when requested by the Company or the Employer, as applicable, or by HM Revenue & Customs (“HMRC”) (or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification is viewed as a loan. In this case the amount of income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-related Items occurs may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which may be recovered from the Participant by the Company or the Employer by any of the means referred to in Section 8 of this Agreement.

Notifications

Securities Law Information. Neither this Agreement nor the Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with this Agreement. This Agreement and the Option are exclusively available in the UK to bona fide employees and former employees of the Company or its Parent or Subsidiary.

Non-Qualified Grants. The Option is not intended to be tax-qualified or tax-preferred under current tax rules and regulations in the United Kingdom.

Tax Consultation. The Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s acquisition, holding, or disposition of the Shares. The Participant represents that Participant will consult with any tax advisors that the Participant deems appropriate in connection with the acquisition, holding, or disposition of the Shares and that the Participant is not relying on the Company and any Parents or Subsidiaries for any tax advice.

Prohibition Against Insider Dealing. The Participant should be aware of the UK’s insider dealing rules under the Criminal Justice Act 1993, which may affect transactions under the Plan such as the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. If the Participant is uncertain whether the insider dealing rules apply, the Company recommends that the Participant consult with a legal advisor. The Company cannot be held liable if the Participant violates the UK’s insider dealing rules. The Participant is responsible for ensuring Participant’s compliance with these rules.